Exhibit 10.2

Execution Version

SERVICES AGREEMENT

This Services Agreement (this “Agreement”) is made and entered into on October 25, 2011 (the “Effective Date”), by and between Chesapeake Operating, Inc., an Oklahoma corporation (the “Company”), and Chesapeake Oilfield Operating, L.L.C., an Oklahoma limited liability company, on behalf of itself and its direct and indirect wholly owned subsidiary companies (collectively, “Contractor”).

WHEREAS, the Company and Contractor have entered into that certain Master Services Agreement, dated as of October 25, 2011 (the “MSA”), whereby Contractor has agreed to provide certain drilling and oilfield services for the Company as requested by the Company from time to time.

WHEREAS, the parties desire to set forth additional terms relating to Contractor’s performance of services to the Company in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants and agreements set forth in this Agreement, of the payments which may be made by the Company to Contractor pursuant to the provisions hereof, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Defined Terms. All capitalized terms used herein but not otherwise defined herein that are defined in the MSA shall have the meaning assigned to such terms in the MSA.

2. Term. This Agreement shall be effective as of the Effective Date and shall continue in full force and effect for a primary term lasting until October 25, 2016 and shall be automatically renewed for successive renewal terms of one (1) year each, unless terminated by either party at least forty-five (45) days prior to the end of the primary term or any successive renewal term; provided, however, the Company shall have the right, in its sole discretion, to terminate this Agreement after a Change of Control of Contractor, by providing at least thirty (30) days written notice to Contractor. For purposes of this Section 2, a “Change of Control” shall be deemed to occur if none of the Company or any of its direct or indirect parent or wholly owned subsidiary companies beneficially owns (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) at least 51% of outstanding equity interests of Contactor.

3. Services.

3.1 Drilling. During the term of this Agreement, so long as Contractor is reasonably able to perform and not in material breach of this Agreement or the MSA, the Company guarantees to Contractor that the Company (or an affiliate thereof) will operate, on a daywork basis, a minimum of the following of Contractor’s drilling rigs (whether owned of leased) (each, a “Committed Rig”) for each day during the term hereof at such market rates and other terms mutually agreeable to each of the parties (the “Drilling Commitment”): the lesser of (i) seventy-five (75) of Contractor’s drilling rigs or (ii) 80% of Contractor’s operational drilling fleet; provided, however, the number of Committed Rigs shall be ratably reduced during such time a Contractor drilling rig is operated by another third party customer of Contractor. A Committed Rig shall be operated pursuant to a Drilling Contract as set forth in the MSA. For purposes hereof, “daywork basis” shall mean Contractor shall furnish equipment, labor and perform the services required of Contractor for a specified sum per 24 hour day.

3.2 Pressure Pumping. During the term of this Agreement, so long as Contractor is reasonably able to perform and not in material breach of this Agreement or the MSA, the Company guarantees to Contractor that the Company (or an affiliate thereof) will utilize Contractor’s operational pressure pumping spreads to complete a minimum aggregate number of stages equal to 25 stages per month times the average number of Contractor’s operational pressure pumping spreads during such month, up to a maximum of 13 spreads (each stage, a “Committed Stage”), at such market rates and other terms mutually agreeable to each of the parties (the “Stage Commitment”); provided, however, the number of Committed Stages per month shall be reduced for each stage that is performed by Contractor for another third party customer of Contractor during such month. Each Committed Stage shall be performed pursuant to a Work Request as set forth in the MSA or other separate agreement mutually agreeable to each of the parties.

3.3 Other Services. During the term of this Agreement and except as otherwise provided in this Agreement, the Company agrees to utilize Contractor for the provision of Services pursuant to the terms of the MSA at such market rates and other terms as mutually agreeable to each of the parties.

3.4 Performance. All Services rendered or performed by Contractor hereunder shall be done with due diligence, in a good and workmanlike manner, using skilled, competent and experienced workmen and supervisors, and as otherwise set forth in the MSA.

4. Non-Utilization Fees. In the event the Company fails to meet the Drilling Commitment or the Stage Commitment at any time during the term of this Agreement, the Company and Contractor agree that the Company shall pay the following non-utilization fees to Contractor.

4.1 Drilling Commitment. The Company shall pay Contractor the sum of the following for each day during the term hereof that a Committed Rig is not operated by the Company (or its affiliates) (the “Rig Payment”): (i) Contractor’s average daily operating cost for Contractor’s operating drilling rigs for the preceding thirty (30) days, plus (ii) twenty percent (20%); provided, however, the Rig Payment shall in no event be less than $6,600 per day.

4.2 Stage Commitment. The Company shall pay Contractor $40,000.00 for each Committed Stage not performed by Contractor for the Company (or its affiliates) during the term hereof.

Contractor shall invoice the Company for such amounts within thirty (30) days of the end of each month in which the Drilling Commitment and/or the Stage Commitment are not satisfied. The Company shall pay such invoices within sixty (60) days after receipt thereof. Payment by the Company of any invoice shall not constitute a waiver of the Company’s right subsequently to question or contest the amount or correctness of said invoice and to seek reimbursement. In the event the Company disputes any invoice, in whole or in part, the Company shall promptly notify Contractor of the dispute and shall pay the undisputed portion within the time specified above. The Company and Contractor shall in good faith endeavor to settle and adjust any disputed amount forthwith. The failure by the Company to meet the Drilling Commitment and/or the Stage Commitment shall not constitute a breach of this Agreement; provided, that, the Company pays Contractor the non-utilization fee(s) pursuant to this Section 4.

5. General.

5.1 Governing Law. This Agreement will be governed and construed according to the laws of the State of Oklahoma, without regard to choice of law principles.

5.2 Amendments. This Agreement may not be amended or modified except by a writing signed by an authorized officer of the parties hereto.

5.3 Time of the Essence. Time is of the essence in the performance of this Agreement.

5.4 Entire Agreement. This Agreement, together with the MSA, constitutes the entire agreement and understanding between the parties in respect of its subject matter and supersedes all prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof. In the event of a conflict between the terms of this Agreement and the MSA, the terms of this Agreement shall supersede and control. Nothing contained herein shall be construed to (a) obligate the Company to order Services from Contractor, except for the Drilling Commitment and the Stage Commitment, or (b) obligate Contractor to accept a Work Request from or otherwise perform Services for the Company, including satisfaction of the Drilling Commitment or Stage Commitment. Furthermore, each party agrees that it will not terminate the MSA during the term hereof without the prior written consent of the other party.

5.5 Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, the portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void, or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

5.6 Assignments; Third Party Beneficiaries. The Company and Contractor agree that neither party may assign this Agreement or any sum that may accrue to it without the prior written consent of the other party. Each of the parties hereto specifically intends that each entity comprising Contractor, whether or not a party to this Agreement, shall be entitled to assert rights and remedies hereunder as third-party beneficiaries hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to any such entity.

5.7 Negation of Rights. Except as set forth in Section 5.6, the provisions of this Agreement are enforceable solely by the parties, and no other person or entity shall have the right, separate and apart from the Company and each entity comprising Contractor, to enforce any provision of this Agreement or to compel any party to comply with the terms of this Agreement.

5.8 Titles and Headings. Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

5.9 Delay or Partial Exercise Not Waiver. No failure or delay on the part of any party to exercise any right or remedy under this Agreement will operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy under this Agreement preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or any related document.

5.10 Waiver. No benefit or right accruing to either party under this Agreement shall be deemed to be waived unless the waiver is reduced to writing, expressly refers to this Agreement by date and signatories, and is signed by both parties to this Agreement. The waiver, in one or more instances, of any act, condition or requirement stipulated in this Agreement shall not constitute a continuing waiver or a waiver of any other act, condition or requirement or a waiver of the same act, condition or requirement in other instances, unless specifically so stated in such written agreement.

5.11 Further Assurances. The parties agree to execute such additional instruments, agreements and documents, and to take such other actions, as may be necessary to effect the purposes of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their authorized representatives as of the date first set forth above.

THE COMPANY:

CHESAPEAKE OPERATING, INC.

By:	/s/ Jennifer M. Grigsby
Jennifer M. Grigsby
SVP – Treasurer & Corporate Secretary

Address: 6100 N. Western Ave.
Oklahoma City, OK 73118

CONTRACTOR:

CHESAPEAKE OILFIELD OPERATING, L.L.C. on behalf of itself and each of its direct and indirect wholly owned subsidiary companies

By:	/s/ David L. Fisher
David L. Fisher
Chief Administrative Officer

Address: 6100 N. Western Ave.
Oklahoma City, OK 73118

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